Exhibit 99.1

Fuego Entertainment Announces the Launch of Fuego Television Network in Puerto Rico and Soon, Las Vegas

MIAMI, September 28, 2006 -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO) today announces the launch of Fuego Television Network (FuegoTV) in Puerto Rico under a Lease Management Agreement and Purchase Option. Fuego Entertainment also announces a Lease Management Agreement and Purchase Option for LPTV station KVPX-LP in Las Vegas, Nevada.

FuegoTV debuted yesterday, September 27, 2006, in Puerto Rico on LPTV Station W25DN in San Juan, LPTV station W36DB in Ponce, and LPTV station W51DJ in Mayaguez, collectively reaching 70% of the island’s population. The new signal is currently broadcasting a test signal and will be launching FuegoTV programming in the near future. The Company is able to buy these three antennas within a two-year period for $3.8 million.

The Las Vegas station is currently operational and broadcasting on channel 28. The Company can exercise its purchase option for this antenna within a two-year period for $3.2 million. The channel is currently showing TV Azteca programming but will soon transition to FuegoTV programming.

“Reaching a large Spanish-speaking viewership, the three flagship stations in Puerto Rico and the station in Las Vegas are the beginning of the Fuego Television Network. We intend to aggressively expand into additional markets by acquisition, including the 14 antennas we previously announced, and develop our own programming that is locally focused,” stated Hugo M. Cancio, President and CEO of Fuego Entertainment.

Fuego Entertainment is primarily engaged in directing, producing, marketing, and distributing entertainment products, including feature and short films, documentaries, television shows, music, and tour productions.

This press release contains statements, which may constitute "forward- looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.